cytec News & Information

Cytec Industries Inc.

Five Garret Mountain Plaza

Woodland Park, New Jersey 07424

www.cytec.com

Contact:

Jodi Allen

Investor Relations

(973) 357-3283

Release Date: Immediate

Cytec Announces Agreement to Sell Pressure Sensitive Adhesives Product Line

Woodland Park, New Jersey, May 11, 2012 - Cytec Industries Inc. (NYSE:CYT) announced today it has reached a definitive agreement to sell its Pressure Sensitive Adhesives (PSA) product line to Henkel for total consideration of $105 million in cash, including working capital of approximately $15 million. Full year 2011 sales for the PSA product line were $94 million.

Shane Fleming, Chairman, President and Chief Executive Officer commented, "This transaction is another important step in our portfolio transformation as we seek to drive a greater amount of organic and inorganic growth from our specialty growth platforms. We continue to make meaningful progress with our ongoing evaluation of the remaining Coating Resins business and are on track to announce our decision this quarter."

The technologies included in the PSA sale are GELVA® GME and UCECRYL® emulsion-based pressure sensitive adhesives, GELVA® GMS and SOLUCRYL® solvent-based PSA's, and GELVA® GMR UV-curable PSA's. These specialty products are used in a variety of industrial and consumer markets including labels, tapes, graphics, and transdermal medical applications.

Approximately 80 PSA employees will transfer to Henkel upon the closing of the transaction. The transaction is expected to be essentially neutral to Cytec's as-adjusted continuing earnings per diluted share in 2012. The transaction is expected to close in the third quarter of 2012 and is subject to customary closing conditions.

Use of Non-GAAP Measures

Management believes that earnings per share before special items, which is a non-GAAP measurement, is meaningful to investors because it provides a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec's filings with the Securities and Exchange Commission.

Corporate Profile
Cytec's vision is to deliver specialty chemical and material technologies beyond our customers' imagination. Our focus on innovation, advanced technology and application expertise enables us to develop, manufacture and sell products that change the way our customers do business. Our pioneering products perform specific and important functions for our customers, enabling them to offer innovative solutions to the industries that they serve. Our products serve a diverse range of end markets including aerospace composites, structural adhesives, automotive and industrial coatings, electronics, inks, mining and plastics.

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